Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 15, 2020, with respect to the consolidated financial statements of Scopus BioPharma Inc. and Subsidiaries contained in this Offering Statement on Amendment No. 1 to Form 1-A (File No. 024-11228). We consent to the use of the aforementioned report in the Offering Statement on Amendment No. 1 to Form 1-A, and to the use of our name as it appears under the caption "Experts". Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

July 22, 2020